SPECIAL  MEETING OF  SHAREHOLDERS  PRINCIPAL  CASH  MANAGEMENT  FUND,  INC.
                             HELD NOVEMBER 2, 1999

1.   Election of the Board of Directors.

                            For              Withheld

     Aschenbrenner      192,848,522         10,002,300
     Davis              193,216,893          9,633,929
     Eucher             192,566,960         10,283,862
     Ferguson           193,174,334          9,676,488
     Gilbert            193,348,777          9,502,045
     Griswell           191,727,467         11,123,355
     Kimball            193,331,074          9,519,748
     Lukavsky           193,303,022          9,547,800

2. Ratification of selection of Ernst & Young LLP as independent public auditors.

          In Favor            Opposed               Abstain

         196,221,336         2,075,494             4,553,992

3.   Amendment of Management Agreement to:
     A. Provide transfer agency services through a separate agreement.

          In Favor            Opposed               Abstain

        186,757,557          8,468,121             7,625,144

     B. Clarify changes to delegation provision.

          In Favor            Opposed               Abstain

        188,128,792          6,751,715             7,970,315

4.   Approval of changes to fundamental investment restrictions regarding:
     C. Lending of Portfolio Securities.

          In Favor       Opposed      Abstain   Broker Non-Votes

        176,524,883    18,045,626    7,729,898      550,414